Freeport-McMoRan Copper & Gold Inc.

Revises Tender Offer for its

7.50% Senior Notes due 2006

NEW ORLEANS, LA, April 3, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced that it has revised its tender offer to purchase any and all of its 7.50% Senior Notes due 2006 as follows:

7.50% Notes due 2006

FCX has increased the offer to purchase any and all of its 7.50% Notes to $1,030 per $1,000 principal amount plus accrued and unpaid interest from $1,010 per $1,000 principal amount, and have extended the expiration date of this offer to midnight, New York City time, on Wednesday, April 16, 2003, unless extended or terminated.  All other terms of this offer remain the same.

As of April 2, 2003, $42,302,000 of principal amount of 7.50% Notes (or approximately 21% of the outstanding 7.50% Notes), have been tendered.

7.20% Notes due 2026

All terms and conditions of the offer to purchase any and all of its 7.20% Notes, including the offer price of $1,010 per $1,000 in principal amount plus accrued and unpaid interest, will remain the same.  This offer expires at 5 p.m. New York City time today, April 3, 2003, unless extended or terminated.

As of April 2, 2003, $73,144,000 of principal amount of 7.20% Notes (or approximately 29% of the outstanding 7.20% Notes), have been tendered.

Assuming all of the outstanding notes are tendered in these offers, the aggregate amount of cash to purchase the tendered notes is estimated to be approximately $459 million.  FCX’s current cash position approximates $750 million.

The tender offers are being made only on the terms and subject to the conditions described in the Offer to Purchase and related documents as amended and supplemented by the Supplement to Offer to Purchase, which will be distributed to holders of the notes.  Each tender offer is being made independently of the other.  The completion of each tender offer is not conditioned on a minimum amount of notes being tendered.

Holders of notes with questions about the tender offers should call Georgeson Shareholder Communications Inc., the information agent for the tender offers, toll-free at 866-775-2735 or J.P. Morgan Securities Inc., the dealer manager for the tender offers, toll-free at 800-245-8812.  Holders who want copies of the Offer to Purchase, the Supplement to Offer to Purchase and related documents should call Georgeson.

This press release is not an offer to purchase, nor a solicitation of an offer to sell the notes, which will only be made pursuant to the Offer to Purchase, the Supplement to Offer to Purchase and related documents, and in compliance with applicable securities laws.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information about FCX is available on our Internet website www.fcx.com.